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Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HILAND PARTNERS GP HOLDINGS, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF

                        , 2006

	ARTICLE 6 MEETINGS OF MEMBERS
6.1	Time and Place	11
6.2	Notice to Members	11
6.3	Waiver	12
6.4	Quorum	12
6.5	Voting and Proxies	12
6.6	Action by Consent of the Members	12
6.7	Telephonic Meetings	12
6.8	Compensation of Members	12
	ARTICLE 7 MANAGEMENT
7.1	Management of the Company's Affairs	12
7.2	Number; Qualification; Election; Tenure of Directors	14
7.3	Notice	14
7.4	Regular Meetings	14
7.5	Special Meetings	14
7.6	Action by Consent of the Board	14
7.7	Telephonic Meetings	15
7.8	Quorum; Voting Requirement	15
7.9	Committees	15
7.10	Vacancies; Increases in the Number of Directors	16
7.11	Removal	16
7.12	Compensation of Directors	16
	ARTICLE 8 OFFICERS
8.1	Elected Officers	16
8.2	Election and Term of Office	17
8.3	Chairman of the Board	17
8.4	President and Chief Executive Officer	17
8.5	Vice Presidents	17
8.6	Chief Financial Officer and Assistant Treasurers	17
8.7	Secretary and Assistant Secretaries	17
8.8	Removal	18
8.9	Vacancies	18
8.10	Compensation	18
8.11	Powers of Attorney	18
8.12	Delegation of Authority	18
	ARTICLE 9 STANDARDS OF CONDUCT, LIABILITY AND INDEMNIFICATION
9.1	Standards of Conduct and Fiduciary Duties	18
9.2	Liability and Exculpation	18
9.3	Indemnification	19
	ARTICLE 10 TAXES
10.1	Tax Returns	20
10.2	Tax Elections	20
10.3	Tax Matters Member	20

	ARTICLE 11 TRANSFER OF MEMBERSHIP INTERESTS; ADMISSION OF SUBSTITUTE MEMBERS
11.1	Restrictions on Transfers of Membership Interests	21
11.2	Substitute Members	21
11.3	Assignees	22
11.4	Requirements Applicable to All Transfers	22
11.5	Release of Transferor's Liability	23
11.6	Prohibition Against Hypothecation	23
11.7	General Provisions relating to Transfer of Membership Interests	23
11.8	Further Admissions of Additional Members	23
	ARTICLE 12 FORFEITURE OF MEMBERSHIP INTERESTS
	ARTICLE 13 CO-SALE OBLIGATIONS
13.1	Notice of Certain Sales	24
13.2	Co-Sale Obligations and Rights	24
13.3	Delivery of Documents to Effectuate Transfer	24
13.4	Consummation of Transfer	24
13.5	Exempt Transfers	24
13.6	Termination of Rights Conferred in this Article 13	24
	ARTICLE 14 PREEMPTIVE RIGHTS
14.1	Grant of Preemptive Rights	25
14.2	Terms of the Preemptive Rights Offering	25
	ARTICLE 15 BOOKS OF ACCOUNT, RECORDS AND REPORTS
15.1	Preparation and Maintenance of Books and Records	25
15.2	Company Documentation Requirements	25
15.3	Fiscal Year	25
15.4	Company Funds	25
15.5	Statements	26
	ARTICLE 16 DISSOLUTION AND TERMINATION OF THE COMPANY
16.1	Dissolution	26
16.2	Winding Up and Liquidation	26
16.3	No Recourse	27
16.4	No Deficit Contribution Obligation	27
	ARTICLE 17 AMENDMENTS; POWER OF ATTORNEY
17.1	Amendments Generally	27
17.2	Power of Attorney	27

	ARTICLE 18 MISCELLANEOUS
18.1	No Registration of Membership Interests	27
18.2	Exhibits	27
18.3	Severability	27
18.4	Successors and Assigns	28
18.5	Governing Law	28
18.6	Counterparts	28
18.7	No Third Party Beneficiaries	28
18.8	Notices	28
18.9	Spouses	28
18.10	Entire Agreement; Interpretation	28
Schedules and Exhibits:
SCHEDULE A—Schedule of Members

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
HILAND PARTNERS GP HOLDINGS, LLC,
A DELAWARE LIMITED LIABILITY COMPANY

        This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of HILAND PARTNERS GP HOLDINGS, LLC (the "Company") is made and entered into as of                        , 2006 (the "Effective Date"), by and among each Person listed as a member of the Company on the Schedule of Members attached hereto as Schedule A, and such other holders of Membership Interests who become parties hereto from time to time.

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

        1.1    Definitions.    The following definitions shall be applicable to the terms set forth below as used in this Agreement:

        "Act" means the Delaware Limited Liability Company Act (Delaware General Corporations Code Sections 18-101, et seq.), as it may be amended from time to time, and any corresponding provisions of succeeding law. All references in this Agreement to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.

        "Additional Member" has the meaning set forth in Section 3.3(b).

        "Adjusted Capital Account" means the Capital Account maintained for each Member as of the end of each fiscal year of the Company, adjusted as follows:

        (a)   increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704 2(i)(5)); and

        (b)   decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulations Section 1.751 1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Sections 5.4(a) or 5.4(b).

        The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith

        "Affiliate" means, with respect to any person or entity, any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first Person. For the purposes of this definition, "Control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agreed Allocations" means any allocation, other than a Required Allocation, of an item of income, gain, deduction or loss pursuant to Article V.

        "Agreement" has the meaning set forth in the preamble hereof, as the same may be amended from time to time in accordance with the terms hereof.

        "Assignee" means any party to whom Membership Interests have been Transferred in a manner permitted under this Agreement, but who has not been admitted as a Substitute Member and thus has only the rights set forth in Section 11.3.

        "Audit Committee" has the meaning set forth in Section 7.9(b).

        "Board" has the meaning set forth in Section 7.1(c).

        "Business Day" means any day, other than a Saturday, Sunday, or federal or Oklahoma legal holiday.

        "Capital Account" means the capital account maintained by the Company with respect to each Member in accordance with the capital accounting rules described in Article 3.

        "Capital Account Gross Income" and "Capital Account Deduction" means, respectively, items of gross income and deduction of the Company determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

        (a)   Any income of the Company that is exempt from federal income tax shall be taken into account as Capital Account Gross Income;

        (b)   Any expenditures of the Company described in Section 705(a)(2)(B) of the Code shall be taken into account as Capital Account Deductions;

        (c)   In the event the book value of any Company asset as determined for Capital Account purposes is adjusted pursuant to Section 3.9(b) or Section 3.9(c), the amount of such adjustment shall be taken into account as an item of Capital Account Gross Income or Capital Account Deduction; and

        (d)   With respect to property reflected in the Capital Accounts at a book value different from its adjusted basis, items of depreciation, amortization and gain or loss shall be computed in the same manner as such items are computed for federal income tax purposes, except that the computation shall be made with reference to such property's book value as determined for purposes of maintaining the Capital Accounts instead of its adjusted tax basis, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

        "Capital Contribution" means the amount of money and/or the fair market value of any property (net of any liabilities encumbering such property that the Company is considered to assume or take subject to under Code Section 752) contributed to the capital of the Company by any Member.

        "Certificate of Formation" means the certificate of formation for the Company as originally filed in the Office of the Secretary of State of the State of Delaware, as such certificate may be amended from time to time.

        "Code" means the Internal Revenue Code of 1986, as amended. All references in this Agreement to provisions of the Code shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.

        "Common Units" has the meaning set forth in the Partnership Agreement.

        "Company" means the limited liability company continuing under this Agreement, notwithstanding changes in its membership.

        "Company Minimum Gain" means the amount determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).

        "Compensation Committee" has the meaning set forth in Section 7.9(c).

        "Conflicts Committee" has the meaning set forth in Section 7.9(d).

        "Continental Holdings" means Continental Gas Holdings, Inc., a Delaware corporation.

        "Director" or "Directors" has the meaning set forth in Section 7.2(a).

        "Dissolution Event" has the meaning set forth in Section 16.1.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulations Section 1.752-2(a).

        "Effective Date" has the meaning set forth in the preamble to this Agreement.

        "Excess Nonrecourse Liabilities" has the meaning set forth in Section 5.4(g).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

        "General Partner Interest" has the meaning set forth in the Partnership Agreement.

        "Group Member" has the meaning set forth in the Partnership Agreement.

        "Hamm Holdings" means HH GP Holding, LLC, an Oklahoma limited liability company.

        "Hamm Parties" means Harold Hamm, the Hamm Trusts, any other trust primarily for the benefit of Harold Hamm and/or his family, Continental Holdings and Hamm Holdings.

        "Hamm Trusts" means the Harold Hamm DST Trust and the Harold Hamm HJ Trust, collectively.

        "Incentive Plans" means any plan or arrangement pursuant to which the Company or the Partnership may compensate its directors, officers, employees, consultants or service providers.

        "Indemnitee" means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was an officer, Director, fiduciary or trustee of the Company or any Affiliate of the Company, (c) any Person who is or was serving at the request of the Board as an officer, director, member, partner, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (d) any Person the Board designates as an "Indemnitee" for purposes of this Agreement.

        "Independent Director" means a Director who (a) is not (i) a security holder, officer or employee of the Company, (ii) an officer, director or employee of any Affiliate of the Company or (iii) a holder of any ownership interest in the Partnership Group other than Common Units and (b) also meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the Nasdaq Stock Market or any National Securities Exchange on which the Common Units are listed.

        "Liquidating Gains" and "Liquidating Losses" means taxable income or loss of the Company as determined by taking into account only items of Capital Account Gross Income and Capital Account Deduction that arise from the sale or deemed sale of all or substantially all of the assets of the Company.

        "Liquidator" has the meaning set forth in Section 16.2.

        "Majority Interest" means greater than 50% of the total Percentage Interests held by all Members.

        "Management Members" means each of Randy Moeder and Ken Maples.

        "Member Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

        "Member Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

        "Member Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

        "Members" means collectively, and as of any date of reference, all Persons who as of such date are identified as a member of the Company on Schedule A attached hereto and shall include any Person admitted to the Company as an Additional Member or a Substitute Member in accordance with the provisions of this Agreement, in each case in such Person's capacity as a Member of the Company. The term "Member" may be used herein to refer individually to any of such Members. For purposes of any provision of this Agreement relating to Capital Accounts or allocations or distributions to the Members, the terms "Member" or "Members" shall be deemed to include an Assignee.

        "Membership Interest" means the property interest, as opposed to the personal interest, of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) by virtue of being a Member of the Company; and all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement, or otherwise) by virtue of being a Member of the Company.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704 2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Officers" has the meaning set forth in Section 8.1.

        "Partnership" means Hiland Partners GP Holdings, LP, a Delaware limited partnership, of which the Company is the general partner.

        "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership, as the same may be amended, supplemented or restated from time to time.

        "Percentage Interest" of each Member means the aggregate percentage of Membership Interests of such Member in the Company, as such percentage may be amended from time to time pursuant to this Agreement. The initial Percentage Interest of each Member is set forth on Schedule A. Each Percentage Interest will be adjusted as and when required by this Agreement. The Company will maintain a record of the Percentage Interest held by each Member, and such Percentage Interest reflected in such records of the Company will be the conclusive evidence of the Percentage Interest held by each Member, absent manifest error; provided, however, that the total of all Percentage Interests shall always equal 100%.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Pro Rata" means apportioned among all holders of Membership Interests in accordance with their relative Percentage Interests.

        "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Company's net income or loss for such year or period, determined by taking into account only items of Capital Account Gross Income and Capital Account Deduction, and excluding Liquidating Gain and Liquidating Loss.

        "Required Allocations" means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to Sections 5.4(a)-(h), such allocations being directly or indirectly required by the Treasury Regulations promulgated under section 704(b) of the Code.

        "Securities Act" has the meaning set forth in Section 18.1.

        "Spouse" means the spouse by marriage, whether statutory or common law, of a Member.

        "Subsequent Capital Contribution" means any Capital Contribution subsequent to a Member's initial Capital Contribution.

        "Substitute Member" means a Transferee who is admitted as a Member of the Company pursuant to Section 11.2.

        "Tax Liability Distribution" has the meaning set forth in Section 4.3.

        "Tax Matters Member" has the meaning set forth in Section 10.3(a).

        "Transfer" (and related words) means any sale, assignment, gift (outright or in trust), hypothecation, pledge, encumbrance, mortgage, exchange or other disposition, whether voluntary or involuntary, by operation of law or otherwise, of any Membership Interests.

        "Transferee" means a person who receives Membership Interests by means of a Transfer.

        "Transferor" means a Member whose Membership Interests are the subject of a Transfer in whole or in part.

        "Treasury Regulations" means the federal income tax regulations as promulgated by the U.S. Treasury Department, as such regulations may be in effect from time to time. All references in this Agreement to provisions of the Treasury Regulations shall be deemed to refer, if applicable, to their successor regulatory provisions to the extent appropriate in light of the context herein in which such references are used.

        1.2    Rules of Construction.    The following provisions shall be applied wherever appropriate herein:

        (a)   terms defined in Section 1.1 have the meanings assigned to them in that Section for purposes of this Agreement;

        (b)   "herein," "hereby," "hereunder," "hereof," "hereto" and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

        (c)   "including" means "including without limitation" and is a term of illustration and not of limitation;

        (d)   all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

        (e)   unless otherwise expressly provided, any term defined herein by reference to any other document shall be deemed to be amended herein to the extent that such term is subsequently amended in such document;

        (f)    references herein to other documents and agreements means such documents and agreements as amended and restated from time to time;

        (g)   wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

        (h)   neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof;

        (i)    the section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section, or in any way affect this Agreement; and

        (j)    any references herein to a particular Section, Article, Exhibit or Schedule (other than in connection with the Code, the Regulations or the Act) means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified.

ARTICLE 2
ORGANIZATION

        2.1    Formation of the Company.    Pursuant to and under the Act, the Company was formed as a Delaware limited liability company under the laws of the State of Delaware by the filing of the Certificate of Formation with the Office of the Secretary of State of Delaware. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

        2.2    Company Name.    The name of the Company shall be "Hiland Partners GP Holdings, LLC." The business of the Company shall be conducted under such name or under such other name or names as the Board may determine from time to time.

        2.3    Term.    The term of the Company commenced on                        , 2006, which was the date of filing of the Certificate of Formation and, unless and until the Company is dissolved or merged out of existence, shall continue indefinitely.

        2.4    Purposes and Powers.

        (a)   The purposes of the Company are to act as the general partner of the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity related to the foregoing as the Board shall determine. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.

        (b)   The Members hereby specifically consent to and approve the execution and delivery by the appropriate Officers on behalf of the Company of all loan agreements, guarantees, notes, security agreements or other documents or instruments, if any, as required by any lender providing funds to the Company, the Partnership, the MLP or any of their respective Subsidiaries and ancillary documents contemplated thereby.

        2.5    Place of Business, Agent and Office of the Company.    The principal business office of the Company shall be at 205 West Maple, Suite 1100, Enid, Oklahoma 73701. The Board may at any time and from time to time (i) establish a different principal business office for the Company within or outside of the State of Oklahoma and (ii) establish such additional offices of the Company within or outside the State of Oklahoma as it may from time to time determine to be necessary or appropriate for the conduct of the Company's or the Partnership's business and affairs. The Company shall establish a registered office in the State of Delaware, and shall register as a foreign limited liability company and take such other actions as the Board determines to be necessary or appropriate to allow the Company to conduct business in such jurisdictions as the Board determines to be necessary or appropriate. The Company shall designate initial agents for the service of process in the State of Delaware and such other jurisdictions as the Board determines to be necessary or appropriate, and shall maintain the names and business addresses of such agents in the books and records of the Company. The Company may from time to time change the designation of any such party who is to serve as such agent and may provide for additional agents for service in such other jurisdictions as the Board determines to be necessary or appropriate.

        2.6    Title to Company Assets.    Title to the Company's assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company's assets may be held in the name of the Company or one or more of its Affiliates or one or more nominees, as the Board may determine. All Company assets shall be recorded as the property of the Company in its books and records, regardless of the name in which record title to such Company assets is held.

ARTICLE 3
CAPITAL AND CAPITAL ACCOUNTS

        3.1    Members of the Company at the Effective Date.    Schedule A reflects the Members and their respective Percentage Interests as of the Effective Date.

        3.2    Transfer of Membership Interests and Admission of Substitute Members.    Membership Interests may be Transferred and Substitute Members may be admitted to the Company only in accordance with Article 11.

        3.3    Issuance of Additional Membership Interests.

        (a)   Subject to the approval of Members representing a Majority Interest, the Company may issue additional Membership Interests to any Person at any time for such consideration and on such other terms and conditions as Members representing a Majority Interest deem appropriate.

        (b)   If any additional Membership Interests are issued hereunder to any Person who is not already a Member, any such Person (and such Person's spouse, as applicable) shall, as a condition to admission as an additional Member (an "Additional Member"), execute and acknowledge such instruments as Members representing a Majority Interest determine to be necessary or appropriate to effect the admission of such Person as an Additional Member, including, without limitation, the written agreement by such Person (and such Person's spouse, as applicable) to become a party to, and be bound by, the provisions of this Agreement. Upon the admission of any Additional Member, the Schedule of Members attached hereto as Schedule A shall be amended to reflect the admission of such Additional Member.

        3.4    Subsequent Capital Contributions.    Except as may be required under applicable law, no Member shall be required to make any Subsequent Capital Contribution to the Company.

        3.5    Loans to the Company.    Any Member, directly or through an Affiliate, may at any time or from time to time lend funds to the Company with the consent of Members representing a Majority Interest. Any such loan shall be repayable by the Company to the Member (or its Affiliate, if applicable) at such date or dates as they may agree, and shall bear interest and carry such other terms as they may agree at a fair market interest rate and terms for similar loans between unaffiliated parties. The Members expressly agree and acknowledge that nothing in this Section 3.5 shall be deemed to require or otherwise obligate any Member to make any such loan to the Company. A loan by a Member to the Company shall not increase the interest of the lending Member in the capital of the Company and shall not entitle such Member to any increased share in the Company's capital, Profits or Losses.

        3.6    Capital Accounts.

        (a)   A Capital Account shall be established for each Member and shall be determined and maintained in accordance with the provisions of Code Section 704 and the Treasury Regulations thereunder. In addition to such other adjustments as may be required under this Agreement or pursuant to such Treasury Regulations, each Member's Capital Account shall be (a) increased by (i) such Member's Capital Contribution to the Company, plus (ii) the amount of any Profits and Liquidating Gains allocated to such Member and items of Capital Account Gross Income specially allocated to such Member pursuant to Article 5, and (b) decreased by (i) the amount of any Losses and Liquidating Losses allocated to such Member and items of Capital Account Deduction specially allocated to such Member pursuant to Article 5, (ii) the amount of any cash or other assets distributed to such Member by the Company, and (iii) the fair market value, as determined by the Board, of any property distributed, or deemed hereunder to be distributed, to such Member by the Company (net of any liabilities that such Member is considered to assume or take subject to under Code Section 752 upon any such distribution of property).

        (b)   In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e), immediately prior to the actual or deemed distribution of any Company asset in kind, the Capital Accounts of all Members and the Company's book carrying value of such Company asset shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such Company asset as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such Company asset immediately prior to such distribution and had been allocated to the Members at such time pursuant to Article 5. For purposes of determining such unrealized gain or unrealized loss, the fair market value, as determined by the Board, of Company assets shall be used.

        (c)   Upon any event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5), the Board may determine to restate the Capital Accounts in connection with a revaluation of the assets of the Company in order to reflect the manner in which the unrealized income, gain, loss, or deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable sale of such assets for their fair market value as determined by the Board.

        (d)   Upon any Transfer of Membership Interests, the Transferee shall be credited on the Company's books with the portion of the Transferor's Capital Account that corresponds to the Transferred Units.

        3.7    General Provisions Regarding Capital Contributions.    Except as otherwise expressly provided in this Agreement (a) no Member shall have the right to demand or receive a return of its Capital Contribution, (b) under circumstances requiring hereunder a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, and (c) no Member shall receive any interest, salary or draw with respect to its Capital Contribution or its Capital Account. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member shall be required to contribute or to lend any cash or property to the Company to enable the Company to return the Capital Contribution of any Member.

        3.8    Limitation on Liability.    Except as otherwise required under the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Assignee shall be personally liable for or otherwise obligated with respect to any such debt, obligation or liability of the Company by reason of being a Member or Assignee. The Members and Assignees agree that the rights, duties and obligations of the Members and Assignees in their capacities as such are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members and Assignees agree that the existence of any rights of a Member or Assignee, or the exercise or forbearance from exercise of any such rights shall not create any duties or obligations of the Member or Assignees in their capacities as such, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Members or Assignees.

ARTICLE 4
DISTRIBUTIONS

        4.1    Distributions Generally.    Distributions to the Members shall be made in such aggregate amounts and at such times as shall be determined by Members representing a Majority Interest. Except as provided in Sections 4.2 or 4.3, distributions to the Members shall be made on a Pro Rata basis; provided, however, that any loans from Members pursuant to Section 3.8 that are then due and payable shall be repaid prior to any distributions to Members. Any distributions by the Company will be made only to Persons who, according to the books and records of the Company, were the holders of record of Membership Interests on the date determined by the Board as of which the holders of Membership Interests are entitled to the distribution in question. The Company shall be entitled to treat the record holder of any Membership Interests as the beneficial owner thereof, and shall incur no liability for distributions made in good faith to such holder.

        4.2    Tax Liability Distributions.    The Company shall make cash distributions on or prior to April 15th of each year to each Member in an amount intended to enable such Member (or any Person whose tax liability is determined by reference to the income of such Member) to discharge its United States federal, state and local income tax liabilities arising from the allocations made pursuant to Article 5 with respect to the Company's operations in the preceding year (a "Tax Liability Distribution"). The amount of any such Tax Liability Distribution shall be equal to 40% of the amount of net taxable income and gain allocated to such Member pursuant to Article 5 with respect to the year for which the amount of any Tax Liability Distribution is being determined.

        4.3    Distributions on Dissolution and Winding Up.    Upon the dissolution and winding up of the Company, the proceeds of liquidation after the payment of creditors as specified in Section 16.2 shall be distributed to all of the Members in accordance with their positive Capital Account balances as properly adjusted through the time of such distribution.

        4.4    Limitation on Distributions.    Notwithstanding any other provision to the contrary in this Agreement, the Company shall not make a distribution to any Member if such distribution would violate the Act or other applicable law.

        4.5    Withholding of Taxes.    The Company will withhold taxes from distributions to the extent required to do so by applicable law. Any amounts so withheld and paid or required to be paid to a taxing authority will be treated as if they had been distributed to the Member from whose distribution the amount was withheld.

ARTICLE 5
ALLOCATIONS

        5.1    Allocations of Profit and Loss.    Profit and Loss for a taxable year of the Company, and each item thereof, shall be allocated among the Members, Pro Rata.

        5.2    Allocations of Liquidating Gain and Loss.    Liquidating Gains and Liquidating Losses shall be allocated among the Members, Pro Rata.

        5.3    Transfers.    In the event of a Transfer of Units during a taxable year, the Company shall make an interim closing of its books (or, at the election of the applicable Transferor and Transferee and with the consent of Members representing a Majority Interest, utilize any other method permitted under Section 706 of the Code) for purposes of determining the allocations and distributions required under this Agreement.

        5.4    Additional Allocations.    Notwithstanding any other provisions of this Section 5.4, the following special allocations shall be made for each taxable period:

        (a)   Notwithstanding any other provision of this Section 5.4, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6),(g)(2), and (j)(2)(i). For purposes of this Section 5.4(a), each Member's Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.4 with respect to such taxable period. This Section 5.4(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

        (b)   Notwithstanding the other provisions of this Section 5.4 (other than (a) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 5.4(b) each Member's Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.4, other than Section 5.4(a) above, with respect to such taxable period. This Section 5.4(b) is intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

        (c)   Except as provided in (a) and (b) above, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to (a) or (b) above.

        (d)   In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.4(d) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.4 have been tentatively made as if this Section 5.4(d) were not in this Agreement.

        (e)   Nonrecourse Deductions for any taxable period shall be allocated to the Members, Pro Rata.

        (f)    Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

        (g)   Nonrecourse Liabilities. For purposes of Treasury Regulations Section 1.752-3(a)(3), the Members agree that "Excess Nonrecourse Liabilities" of the Company, as defined in Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members, Pro Rata.

        (h)   To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.

        (i)    Notwithstanding any other provision of this Section 5.4 other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Member pursuant to the Required Allocations and Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations if the Required Allocations had not otherwise been provided for in this Section 5.4.

        5.5    Income Tax Allocations.

        (a)   Except as provided in this Section 5.5, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Sections 5.1 and 5.2.

        (b)   The Members recognize that with respect to any property contributed to the Company, there may be a difference between the basis of the property to the Company for federal income tax purposes and its fair market value at the time of the contribution. In such case, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such properties shall be allocated among the Members to take into account such disparities in accordance with the provisions of sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections.

        (c)   For tax purposes, recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deduction was originally allocated.

        (d)   All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Sections 734 and 743 of the Code.

        5.6    Negative Capital Accounts.    In no event shall any Member be obligated to pay to the Company, any other Member or any creditor of the Company any deficit balance in its Capital Account.

ARTICLE 6
MEETINGS OF MEMBERS

        6.1    Time and Place.    Any meeting of the Members may be called by, and shall be held at such time and place, within or outside the State of Oklahoma, as may be fixed by, Members representing a Majority Interest. If the place for a meeting is not fixed by the Board, such meeting shall be held at the Company's principal office.

        6.2    Notice to Members.    Written notice stating the place, date, hour and purpose or purposes for which the meeting is called, shall be given to each Member not less than one Business Day before the date of the meeting, except as otherwise required by the Act. If a meeting of Members is adjourned to a different date, time, or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment.

        6.3    Waiver.    Attendance of a Member, either in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A written waiver of notice of any such meeting signed by a Member or Members entitled to such notice, whether before, at or after the time for notice or the time of the meeting, shall be equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in any written waiver of notice.

        6.4    Quorum.    Members representing a Majority Interest present in person or represented by proxy, shall constitute a quorum at all meetings of the Members for the transaction of business, except as otherwise provided by the Act.

        6.5    Voting and Proxies.    At every meeting of the Members, each Member that is entitled to vote at such meeting shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date unless the proxy provides for a longer period. When a quorum is present at any meeting, the vote, whether in person or by proxy, of Members representing a Majority Interest shall decide any such question brought before such meeting, unless the question is one upon which, by express provision of the Act or this Agreement, a different vote is required, in which case such express provision shall govern.

        6.6    Action by Consent of the Members.    Any action required or permitted to be taken at a meeting of the Members, including at the annual meeting, may be taken without a meeting if a written consent setting forth the action so taken is signed by Members represented by the Percentage Interests that is required by the Act or this Agreement for approval of the action in question. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Members at a meeting duly called and held.

        6.7    Telephonic Meetings.    Members may participate in any meeting of the Members through the use of any means of conference telephones or similar communications equipment as long as all persons participating can hear one another. A Member so participating shall be deemed to be present in person at the meeting.

        6.8    Compensation of Members.    Except as expressly provided in any written agreement between the Company and a Member, no Member shall receive any compensation from the Company for services provided to the Company in its capacity as a Member.

ARTICLE 7
MANAGEMENT

        7.1    Management of the Company's Affairs.

        (a)   The management of the Company is fully reserved to the Members, and the Company shall not have "managers" as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, who shall make all decisions and take all actions for the Company.

        (b)   The Members shall have the power and authority to delegate to one or more other persons the Members' rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

        (c)   Except as otherwise specifically provided in this Agreement, the Members hereby delegate to the board of directors of the Company (the "Board"), to the fullest extent permitted under this Agreement and Delaware law, all of the Company's power and authority to manage and control the business and affairs of the Partnership. The Board may designate one or more other persons to be officers of the Company to assist in carrying out the Board's decisions and the day-to-day activities of the Company in its role as the general partner of the Partnership. Offices are not "managers" as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Board may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Board. Any officer may be removed as such, either with or without cause, by the Board and any vacancy occurring in any office of the Company may be filled by the Board. Designation of an officer shall not of itself create contract rights.

        (d)   The Members shall have exclusive authority over the business and affairs of the Company other than in its role as general partner of the Partnership. The type of matter referred to in the prior sentence where the Members have exclusive authority shall include, but not be limited to, the following: (i) the amount and timing of distributions made by the Company; (ii) the issuance or repurchase of any equity interests in the Company; (iii) the prosecution, settlement or management of any claim made directly against the Company; (iv) whether to sell, convey, transfer or pledge any asset of the Company; (v) whether to amend, modify or waive any rights relating to any assets of the Company or any Subsidiary of the Company (including the decision to amend or forego distributions in respect of the Incentive Distribution Rights, as defined in the Partnership Agreement); (vi) whether to enter into any agreement to incur an obligation of the Company or any Subsidiary of the Company other than an agreement entered into for and on behalf of the Partnership or any Subsidiary of the Partnership for which the Company or any Subsidiary of the Company is liable exclusively in its capacity as general partner of the Partnership or any of its Affiliates; (vii) commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company; (viii) a merger, consolidation, recapitalization or similar transaction involving the Company; and (ix) dissolution or liquidation of the Company. In addition, the Members shall have exclusive authority to cause the Company to exercise the rights of the Company or any Subsidiary of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) provided in the following provisions of the Partnership Agreement.

          (i)    Sections 4.6(a) and (b) ("Transfer of the General Partner's General Partner Interest") and Section 4.7 ("Transfer of Incentive Distribution Rights"), solely with respect to the decision by the Company to transfer its general partner interest in the Partnership or its Incentive Distribution Rights;

          (ii)   Section 5.9 ("Limited Preemptive Right");

          (iii)  Section 7.5(e) (relating to the right of the Company to purchase Units or other Partnership Securities);

          (iv)  Section 7.6(a) and (b) ("Loans from the General Partner; Loans or Contributions from the Partnership or Group Members"), solely with respect to the decision by the Company to lend funds to, enter into agreements with, sell, transfer or convey any property to, or purchase any property from, or permit the use of its facilities and assets by a Group Member (as defined in the Partnership Agreement), in each case subject to the provisions of Section 7.9 of the Partnership Agreement;

          (v)   Section 7.7 ("Indemnification"), solely with respect to any decision by the Company or any of its Subsidiaries to exercise its rights as an "Indemnitee""

          (vi)  Section 7.12 ("Registration Rights of the General Partner and its Affiliates"), solely with respect to any decision to exercise registration rights;

          (vii) Section 11.1 ("Withdrawal of the General Partner"), solely with respect to the decision by the Company or any Subsidiary of the Company to withdraw as general partner of the Partnership and to the giving of notices required thereunder;

          (viii) Section 11.2(a) and (b) ("Interest of Departing Partner and Successor General Partner"); and

          (ix)  Section 15.1 ("Right to Acquire Limited Partner Interests").

        7.2    Number; Qualification; Election; Tenure of Directors.

        (a)   The number of directors (each a "Director" and collectively, the "Directors") constituting the Board shall be fixed from time to time pursuant to a resolution adopted by Members representing a Majority Interest. A Director need not be a Member. Each Director shall serve as a member of the Board until the earlier of his resignation, death or removal from office or until his or her successor is duly elected and qualified. The number of Directors constituting the initial Board shall be            and the initial Directors shall be the following individuals:

        Harold Hamm
        Michael L. Greenwood
        Edward D. Doherty
        Rayford T. Reid
        Shelby E. Odell
        Randy Moeder
        Ken Maples

        (b)   At each annual meeting of the Members, the successor to each Director shall be elected to hold office for a term expiring at the next annual meeting of Members. To be elected as a Director, a natural person must (i) be chosen in accordance with Section 7.10 or (ii)(A) have been properly nominated for a position as a Director in accordance with Section 7.2(c) and (B) receive the affirmative vote of Members representing a Majority Interest at a meeting of Members held for such purpose at which a quorum is present in Person or by proxy.

        (c)   Before a meeting of the Members at which an election of Directors is to be held, Members representing a Majority Interest shall nominate its slate of persons to be presented for election at such meeting.

        7.3    Notice.    Written notice of all regular meetings of the Board must be given to all Directors at least five calendar days prior to the regular meeting of the Board and two business days prior to any special meeting of the Board. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

        7.4    Regular Meetings.    The Board shall meet at least quarterly, and a regular meeting of the Board shall be held without notice other than this Section 7.4 immediately after, and at the same place as, the annual meeting of the Members. The Board may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

        7.5    Special Meetings.    Special Meetings of the Board may be called at any time at a request of the Chairman or of any three Directors.

        7.6    Action by Consent of the Board.    Any action required or permitted to be taken at a meeting of the Board or any committee thereof, including at the annual meeting, may be taken without a meeting if a written consent setting forth the action so taken is signed by the number of Directors as is required by this Agreement for approval of the action in question. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Directors at a meeting duly called and held.

        7.7    Telephonic Meetings.    Directors may participate in any meeting of the Board or any committee thereof through the use of any means of conference telephones or similar communications equipment as long as all persons participating can hear one another. A Director so participating shall be deemed to be present in person at the meeting.

        7.8    Quorum; Voting Requirement.    A majority of the Directors, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise provided in this Agreement, an act by the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

        7.9    Committees.

        (a)   The Board shall establish committees of the Board. Any such committee, to the extent provided in the resolution of the Board or in this Agreement, shall have and may exercise all powers and authority of the Board in the management of the business and affairs of the Company.

        (b)   The Board may have an audit committee (the "Audit Committee") comprised of directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the Nasdaq Stock Market or any National Securities Exchange on which the Common Units are listed. The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the NASDAQ National Market or any National Securities Exchange on which the Common Units are listed from time to time, and the Securities and Exchange Commission, as amended from time to time. The Audit Committee shall review the financial statements of the Company and the Partnership, review the external financial reporting of the Partnership, recommend engagement of the Partnership's independent auditors, review procedures for internal auditing and the adequacy of the Partnership's internal accounting controls and perform such other related functions as may be directed by the Board from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the NASDAQ National Market or any National Securities Exchange on which the Common Units are listed from time to time and the Securities and Exchange Commission, as amended from time to time, pertaining to qualification for service on an audit committee.

        (c)   The Board may have a compensation committee (the "Compensation Committee"). The Compensation Committee shall be charged with such matters pertaining to the compensation of Directors, Officers and other personnel of the Company, the review, approval and administration of any Incentive Plans put in place by the Company or the Partnership and such other related matters as may be directed by the Board from time to time.

        (d)   The Board may have a conflicts committee comprised of no fewer than two Directors (the "Conflicts Committee"), all of whom shall be Independent Directors. The Conflicts Committee may review, and approve or disapprove, transactions in which a potential conflict of interest exists or arises between the Company, or any of its Affiliates (other than a Group Member), on the one hand, and any Group Member, any Partner (as defined in the Partnership Agreement, all in accordance with the applicable provisions of the Partnership Agreement. Any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any fiduciary or other duties owed by the Board or any Director to the Company or the Members.

        (e)   At every meeting of a committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by the committee of any resolution. The chairman of the committee or a majority of the members of the committee may fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.3. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

        7.10    Vacancies; Increases in the Number of Directors.    Unless otherwise provided by this Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by Members representing a Majority Interest; and any Director so chosen shall hold office until their successor shall be duly elected and qualified or until their earlier death, resignation or removal.

        7.11    Removal.    Any Director may be removed, with or without cause, by Members representing a Majority Interest.

        7.12    Compensation of Directors.    Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board meetings at rates of compensation as from time to time established by the Board or a committee thereof; provided, however, that the Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. In addition to the foregoing, the members of any committee of the Board shall receive such additional compensation as from time to time established by the Board or a committee thereof. All the Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service as Directors.

ARTICLE    8
OFFICERS

        8.1    Elected Officers.    The officers of the Company (the "Officers") shall be selected by, and serve at the pleasure of, the Board. The Officers shall carry on the day to day activities of the Company and shall have such other authority and duties delegated to each of them, respectively, by the Board from time to time. The Officers shall be a Chairman of the Board, a President and Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may elect in accordance with this Article 8. The Chairman of the Board shall be chosen from among the Directors. All Officers shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article 8. Any Person may be selected by the Board to hold multiple offices. The Board may from time to time elect such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers) as it determines to be necessary or appropriate for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board.

        8.2    Election and Term of Office.    The Officers of the Company shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the Members. If the election of Officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each Officer shall hold office until such person's successor shall have been duly elected and shall have qualified or until such person's death or until he shall resign or be removed pursuant to Section 8.8.

        8.3    Chairman of the Board.    The Chairman of the Board shall preside at all meetings of the Members and of the Board. The Board may also elect a Vice Chairman to act in the place of the Chairman upon his absence or inability to act. The Chairman of the Board shall have the power to enter into binding contracts on behalf of the Company.

        8.4    President and Chief Executive Officer.    The President and Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person's office that may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and the Members and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The President and Chief Executive Officer, if he is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board or any Vice Chairman elected by the Board, perform all duties of the Chairman of the Board and preside at all meetings of Members and of the Board.

        8.5    Vice Presidents.    Each Executive Vice President and Senior Vice President and any other Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board.

        8.6    Chief Financial Officer and Assistant Treasurers.    The Chief Financial Officer shall act as the Chief Financial Officer of the Company and shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Chief Financial Officer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Chief Financial Officer shall, in general, perform all duties incident to the office of the Chief Financial Officer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board. Assistant Treasurers shall have such of the authority and perform such of the duties of the Chief Financial Officer as may be provided in this Agreement or assigned to them by the Board or the Chief Financial Officer. Assistant Treasurers shall assist the Chief Financial Officer in the performance of the duties assigned to the Chief Financial Officer, and in assisting the Chief Financial Officer, each Assistant Treasurer shall for such purpose have the powers of the Chief Financial Officer. During the Chief Financial Officer's absence or inability to act, the Chief Financial Officer's authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

        8.7    Secretary and Assistant Secretaries.    The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board. Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary's absence or inability to act, the Secretary's authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

        8.8    Removal.    Any Officer elected by the Board may be removed by the affirmative vote of a majority of the Board. No elected Officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person's successor, such person's death, such person's resignation or such person's removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

        8.9    Vacancies.    A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

        8.10    Compensation.    The Officers shall receive such compensation for their services as may be designated by the Compensation Committee. In addition, the Officers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

        8.11    Powers of Attorney.    The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

        8.12    Delegation of Authority.    Unless otherwise provided by this Agreement or by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer's rights and powers as an Officer to manage the business and affairs of the Company.

ARTICLE 9
STANDARDS OF CONDUCT, LIABILITY AND INDEMNIFICATION

        9.1    Standards of Conduct and Fiduciary Duties.

        (a)   In causing the Company to make a determination or take or decline to take any action in its capacity as the general partner of the Partnership as opposed to in its individual capacity, an Indemnitee shall act in accordance with Article VII of the Partnership Agreement and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated hereby or under the Act or any other law, rule or regulation.

        (b)   In causing the Company to make a determination or take or decline to take any action in its individual capacity as opposed to in its capacity as the general partner of the Partnership, then, unless another express standard is provided for in this Agreement, an Indemnitee shall act in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation. In order for a determination or other action affecting the Company to be in "good faith" for purposes of this Agreement, an Indemnitee must believe that the determination or other action is in the best interests of the Company.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, to the Partnership, or to any Member, an Indemnitee acting under this Agreement shall not be liable to the Company, the Partnership or to any Member for its good faith reliance on the provisions this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnitee.

        9.2    Liability and Exculpation.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Partnership, the Members or any Assignee, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

        (b)   An Indemnitee shall be fully protected in relying in good faith upon the books and records of the Company, the books and records of the Partnership, and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnitee believes are within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

        9.3    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.3, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to this Section 9.3 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.3.

        (c)   The Company may purchase and maintain insurance, to the extent and in such amounts as the Company determines to be reasonable, on behalf of Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Indemnitees or other Persons in connection with the activities of the Company or such Indemnitees. The Company may enter into indemnity contracts with Indemnitees or other Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations and containing such other procedures regarding indemnification as the Board determines are necessary or appropriate.

        (d)   The indemnification provided by this Section 9.3 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

ARTICLE 10
TAXES

        10.1    Tax Returns.    The Tax Matters Member shall prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its tax returns.

        10.2    Tax Elections.

        (a)   The Company shall make the following elections on the appropriate tax returns:

          (i)    to adopt the calendar year as the Company's fiscal year;

          (ii)   to adopt the accrual method of accounting;

          (iii)  to make the election under Section 754 of the Code in accordance with applicable Treasury Regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Tax Matters Member's determination that such revocation is in the best interests of the Members;

          (iv)  to elect the remedial method under Treasury Regulations Section 1.704-3(d) for purposes of Section 704(d) of the Code; and

          (v)   any other election the Board determines to be necessary or appropriate.

        (b)   Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

        10.3    Tax Matters Member.

        (a)   Hamm Holdings, or such other Member selected by Members representing a Majority Interest, shall act as the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code (the "Tax Matters Member"). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each Member to become a "notice partner" within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth business day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.

        (b)   The Tax Matters Member shall take no action without the authorization of the Board, other than such action as may be required by applicable law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

        (c)   The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code) shall notify the other Members of such settlement agreement and its terms within 90 days from the date of the settlement.

        (d)   No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the

Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the Members to participate in the choosing of the forum in which such petition will be filed.

        (e)   If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member's intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE 11
TRANSFER OF MEMBERSHIP INTERESTS; ADMISSION OF SUBSTITUTE MEMBERS

        11.1    Restrictions on Transfers of Membership Interests.

        (a)   Except as otherwise provided in this Agreement, no Member or Assignee may Transfer any Membership Interests held by such Member or Assignee to any other Person without obtaining the approval of Members representing a Majority Interest. Any attempted Transfer of Membership Interests in violation of this Article 11 shall be, and is hereby declared, null and void ab initio, and the purported Transferee shall (a) not be admitted as a Member, (b) not be deemed to be an Assignee of the Membership Interests purported to be Transferred, and (c) have no rights to share in Profits or Losses, to receive any distributions, or to receive any allocations of income, gain, loss, deduction or credit or other similar items with respect to the Membership Interests purported to be Transferred.

        (b)   The Members acknowledge and understand that interests in the Company cannot be readily purchased or sold in the open market, and that each of the Members has entered into this Agreement in substantial reliance upon the strict enforcement of the covenants and conditions of this Agreement. Because of such limited marketability of interests, such substantial reliance on the covenants and conditions hereof, and the unique relationship that exists among Members entering into a common business venture, among other reasons, it is expressly agreed and acknowledged that the Members will be irreparably damaged in the event that this Agreement is not specifically enforced. Should any dispute arise concerning the Transfer of Membership Interests, an injunction may be issued enjoining such Transfer pending the determination of such controversy. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the parties may have at law or in equity.

        11.2    Substitute Members.

        (a)   If a Member Transfers any of its Membership Interests to a Transferee who is not already a Member, Members representing a Majority Interest shall have the right and authority (but, except as provided in this Section 11.2, not the obligation) to cause the Transferee to be admitted as a Member, subject to the requirements of this Section 11.2.

        (b)   No Member shall have the right to substitute a Transferee as a Member in his place unless:

          (i)    the Transferor gives the Transferee such right in writing;

          (ii)   the admission of the Transferee as a Substitute Member is approved by Members representing a Majority Interest; and

          (iii)  the Transferee and the Transferor execute and deliver such instruments, in form and substance satisfactory to the Company, as Members representing a Majority Interest may deem necessary or desirable to effect such substitution and to confirm the agreement of the Transferee to be bound by all of the terms and provisions of this Agreement.

        (c)   A Transferee who has been admitted as a Substitute Member in accordance with this Section 11.2 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member and shall become a signatory hereto.

        (d)   The Company and the Members shall be entitled to treat the record owner of any Membership Interests as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such Membership Interests has been received, accepted and approved by Members representing a Majority Interest and recorded on the books of the Company.

        11.3    Assignees.    Unless admitted as a Substitute Member, no Transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in this Section 11.3. An Assignee shall be entitled to all the rights of an assignee of a Member's interest under the Act, including the right to receive distributions from the Company and the share of Profits and Losses attributable to the Membership Interests Transferred to such Assignee, and the right to transfer the Membership Interests as provided in this Article 11, but shall not be deemed to be a holder of Membership Interests for any other purpose under this Agreement and shall not be entitled to vote or consent with respect to such Membership Interests on any matter presented to the Members for approval (such power and right to so vote and consent remaining with the Transferor). In the event any Assignee desires to further Transfer any Membership Interests, such Assignee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Member desiring to make a Transfer of Membership Interests.

        11.4    Requirements Applicable to All Transfers.    Any Transfer of Membership Interests under this Article 11 and any admission of an Assignee as a Substitute Member shall also be subject to the following requirements, and such Transfer shall not be effective unless such requirements are satisfied; provided, however, that Members representing a Majority Interest may waive any of the following requirements:

        (a)   The following documents must be delivered to the Company and must be satisfactory, in form and substance, to Members representing a Majority Interest:

          (i)    A copy of the instrument pursuant to which the Transfer is effected;

          (ii)   An instrument, executed by the Transferor and the Transferee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 11.4(a)(i):

            (A)  the notice address of the Transferee;

            (B)  Percentage Interest transferred to the Transferee;

            (C)  if the Transferee is not already a Member, the Transferee's request to become a Substitute Member and an agreement by the Transferee (and such Transferee's spouse, if applicable) to become a party to and to be bound by the terms and conditions of this Agreement;

            (D)  representations and warranties by the Transferor and Transferee that the Transfer is being made in accordance with this Article 11 and applicable laws; and

          (iii)  Such opinions of counsel regarding tax and securities law matters as Members representing a Majority Interest may require.

        (b)   The Transferor and Transferee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Transfer and, if applicable, admission of the Transferee as a Member, including the legal fees incurred in connection with the legal opinions referred to in Section 11.4(a)(iii) and any costs incurred in amending this Agreement.

        (c)   Any Transferee, whether or not admitted as a Substitute Member, shall take the Transferred Membership Interests subject to the obligations of the Transferor.

        11.5    Release of Transferor's Liability.    No Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the Transferor are assumed by a successor entity by operation of law) shall relieve the Transferor of any of its continuing obligations under this Agreement without the approval of Members representing a Majority Interest.

        11.6    Prohibition Against Hypothecation.    No Membership Interests shall be subject to the claims of any creditor or to the legal process, and may not be voluntarily or involuntarily alienated or encumbered except (a) as may be authorized by the Board or (b) with respect to security interest or other claims in favor of the Company or any of its Affiliates. Any attempted grant of a security interest in any Membership Interests by a Member in violation of this Agreement shall be a breach of this Agreement and such attempted grant shall be, and is hereby declared, null and void ab initio.

        11.7    General Provisions relating to Transfer of Membership Interests.

        (a)   No Member may withdraw from the Company, other than (i) as a result of a Transfer of all of such Member's Membership Interests in accordance with this Article 11 with respect to which the Transferee becomes a Substitute Member in place of the Transferor or (ii) upon the purchase of all of a Member's Mandatory Sale Units in the case of a Terminating Holder. Except as otherwise provided in this Agreement, any Member who Transfers all of the Units held by such Member in a Transfer permitted pursuant to this Article 11 where the Transferee is admitted as a Substitute Member or pursuant to a Mandatory Sale shall automatically cease to be a Member as of the date of consummation of such Transfer.

        (b)   Subject to Section 11.1, all distributions and allocations with respect to which the record date is before the effective date of any Transfer shall be made to the Transferor, and all distributions and allocations thereafter shall be made to the Transferee.

        (c)   In addition to any other restrictions on Transfer contained herein, in no event may any Transfer or assignment of Membership Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Units, or (ii) in violation of applicable law.

        11.8    Further Admissions of Additional Members.    Subject to Article 14, the Company may authorize the issuance of additional Membership Interests to any Person at any time for such consideration as the Company deems appropriate. The issuance of additional Membership Interests to any Person who is not then a Member shall be subject to the approval of Members representing a Majority Interest. If Membership Interests are issued hereunder to any Person who is not already a Member, any such new Member shall, as a condition to admission, execute and acknowledge such instruments as the Members representing a Majority Interest determine to be necessary or advisable to effect the admission of such Person as a Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement.

ARTICLE 12
FORFEITURE OF MEMBERSHIP INTERESTS

        If a Management Member (a "Terminating Holder") ceases to be an officer or employee of the Company, whether voluntarily or involuntarily, (a "Mandatory Forfeiture Event") then, as of the date of such Mandatory Forfeiture Event, the Terminating Holder shall automatically forfeit to the Company (a "Mandatory Forfeiture") all of such Terminating Holder's Membership Interests for no consideration.

ARTICLE 13
CO-SALE OBLIGATIONS

        13.1    Notice of Certain Sales.    If one or more of the Members (the "Selling Members") proposes to Transfer Membership Interests representing a Majority Interest in one or more related arms'-length transactions to any Person that is not an Affiliate of any of the Members, then the Selling Members shall give written notice (the "Co-Sale Notice") to the Company and to each of the Members that is not a Selling Member (the "Non-Selling Members") at least 30 calendar days prior to the closing of such Transfer. The Co-Sale Notice shall describe in reasonable detail (i) the identification of the Selling Members, (ii) the Selling Member to which the Non-Selling Members shall direct all notices pursuant to this Article 13 (the "Selling Members Representative") and (iii) the proposed Transfer including, without limitation, the nature of such Transfer, the proposed closing date of such Transfer, the consideration to be paid, whether such consideration is to be paid in one lump sum or installments, the name and address of each prospective Transferee (the "Co-Sale Transferee"), and the other material terms of the Transfer (the "Co-Sale Terms").

        13.2    Co-Sale Obligations and Rights.    If in the Co-Sale Notice the Selling Members elect to require each of the Non-Selling Members to participate in the proposed Transaction (the "Drag-Along Election"), upon delivery of the Co-Sale Notice, each Non-Selling Member shall be required to participate in such Transfer by Transferring Membership Interests on the same terms and conditions specified in the Co-Sale Notice (the "Co-Sale Obligation").

        13.3    Delivery of Documents to Effectuate Transfer.    Each Non-Selling Member participating in the Transfer shall effect its participation in the Transfer by promptly delivering to the Selling Members Representative such instruments, in form and substance satisfactory to the Selling Members Representative, as the Selling Members Representative may deem necessary or desirable to effect the Transfer specified in the Co-Sale Notice.

        13.4    Consummation of Transfer.    Concurrently with the consummation of the Transfer specified in the Co-Sale Notice, the Selling Members Representative shall remit or cause to be remitted to each Non-Selling Member that portion of the Transfer consideration to which such Non-Selling Member is entitled by reason of his participation in such Transfer.

        13.5    Exempt Transfers.    Notwithstanding the foregoing, the provisions of this Article 13 shall not apply to (i) any pledge of Membership Interests made pursuant to a bona fide loan transaction that creates a mere security interest or (ii) any bona fide gift.

        13.6    Termination of Rights Conferred in this Article 13.    The provisions of this Article 13 shall terminate upon the closing of the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of a merger or consolidation resulting in the exchange of Membership Interests for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary.

ARTICLE 14
PREEMPTIVE RIGHTS

        14.1    Grant of Preemptive Rights.    The Company hereby grants to each Member the right on the terms and conditions set forth in this Article 14 to purchase such Member's Pro Rata share of any Membership Interests that the Company may, after the date hereof, from time to time, propose to sell and issue for cash consideration.

        14.2    Terms of the Preemptive Rights Offering.    If the Company proposes to undertake an issuance of Membership Interests, it shall give the Members, as applicable, written notice of such proposal describing the type of Membership Interests, the cash consideration to be paid for the Membership Interests and the general terms upon which the Company proposes to issue the Membership Interests, as applicable. Each of the applicable Members shall have thirty (30) days from the date of receipt of the notice to agree to purchase up to its pro rata share of such Membership Interests for the cash consideration and upon the general terms specified in the notice by giving written notice to the Company that states the quantity of Membership Interests to be purchased. If any Member elects to purchase less than its pro rata share of the Membership Interests, so offered, the pro rata share of such Member not so purchased may be purchased within such period by Hamm Holdings.

ARTICLE 15
BOOKS OF ACCOUNT, RECORDS AND REPORTS

        15.1    Preparation and Maintenance of Books and Records.    The Company shall prepare and maintain records and books of account covering such matters relative to the Company's business as are usually entered into records and books of account maintained by limited liability companies engaged in businesses of like character. The Company's books and records shall be maintained in accordance with partnership accounting practices and procedures and shall incorporate such method of tax accounting as the Members determine is permissible and would be in the best interests of the Company.

        15.2    Company Documentation Requirements.    The Company shall keep at its principal office the following:

        (a)   A current list of the full name and last known business or residence address of each Member and Assignee (if any) set forth in alphabetical order together with the capital contribution of each Member and Assignee;

        (b)   Copies of the Company's federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years;

        (c)   A copy of the Certificate of Formation and all amendments thereto;

        (d)   Copies of this Agreement and all amendments thereto;

        (e)   The books and records of the Company as they relate to the business affairs and operations of the Company for the current and the four most recent fiscal years; and

        (f)    Any other books and records that the Company is required to maintain under the Act or other applicable law.

        15.3    Fiscal Year.    The Fiscal Year of the Company shall be the calendar year.

        15.4    Company Funds.    The funds of the Company shall be deposited in such bank account or accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Board. All withdrawals from any such bank accounts shall be made by the duly authorized agent or agents of the Company.

        15.5    Statements.

        (a)   The Company shall cause to be prepared at least annually, at Company expense, the information related to the Company's business activities necessary for the preparation of each Members' federal and state income tax returns, and upon the written request of a Member, the Company shall send or cause to be sent such information relevant for such Member to each requesting Member within 90 days after the end of each taxable year, unless the Company reasonably determines there is good reason to defer the sending of such information, but in no event shall such information be sent to such Member later than 180 days after the end of the taxable year. If the Company deems it required or desirable, a copy of the Company's federal, state and/or local income tax or information returns for that year shall also be sent to such Member along with such information.

        (b)   The Company shall provide to the Members such annual or other periodic reports on its business and financial affairs as may be required under the Act, other applicable law, or as otherwise deemed appropriate by the Board.

        (c)   In addition to the information, reports and statements furnished to the Members pursuant to subsections 15.5(a) and (b), the Company shall obtain an annual audit of the Company certified to by an independent certified public accountant, which shall be transmitted by the Company to each requesting Member within three months after the close of each fiscal year, containing, at a minimum:

          (i)    a balance sheet of the Company as of the beginning and close of such fiscal year;

          (ii)   a statement of Company Profits and Losses for such fiscal year; and

          (iii)  a statement of such Member's Capital Account as of the close of such fiscal year, and changes therein during such fiscal year.

ARTICLE 16
DISSOLUTION AND TERMINATION OF THE COMPANY

        16.1    Dissolution.    The death, dissolution, bankruptcy, expulsion or removal of a Member shall not cause the dissolution of the Company, and upon any such event the business of the Company shall continue to be conducted pursuant to the terms of this Agreement. The Company shall be dissolved and its affairs wound up on the happening of any of the following events (herein each a "Dissolution Event"):

        (a)   By an election by the Members representing a Majority Interest to dissolve the Company;

        (b)   The entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Act; or

        (c)   The occurrence of any event that makes it unlawful for the business of the Company to be carried on or for the Members to carry on such business in a limited liability company form.

        16.2    Winding Up and Liquidation.    Upon the occurrence of a Dissolution Event, the Member holding the greatest Percentage Interest (the "Liquidator") shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business of the Company to be wound up as promptly as possible. To the extent permitted by the Act, the proceeds of such liquidation shall be applied, first, to creditors in satisfaction of liabilities of the Company (whether by payment or by making of reasonable provision for payment), including any loans to the Company by Members, and any remaining assets of the Company shall be distributed in accordance with Section 4.4. The holders of Membership Interests shall continue to share distributions, profits, losses and allocations during the period of liquidation in accordance with Articles 3, 4 and 5. Except as otherwise authorized by Members, the Liquidator shall not be entitled to any special compensation for serving as the liquidator of the Company.

        16.3    No Recourse.    A Member shall look solely to the assets of the Company for the return of its Capital Contributions, and if the assets remaining after the payment and discharge of Company debts and liabilities are insufficient to provide for the return of its Capital Contributions, a Member shall have no recourse against any other Member. No holder of an interest in the Company shall have any right to demand or receive property other than cash upon dissolution, winding up and termination of the Company.

        16.4    No Deficit Contribution Obligation.    No Member shall have any obligation, upon a liquidation, to make any Capital Contribution for purposes of eliminating or diminishing any negative balance in such Member's Capital Account.

ARTICLE 17
AMENDMENTS; POWER OF ATTORNEY

        17.1    Amendments Generally.    Except as otherwise provided in this Agreement, any provision of this Agreement may be amended pursuant to any amendment that is approved by Members representing a Majority Interest. In addition to the approvals required by the immediately preceding sentence, any amendment to this Agreement that materially and adversely affects the then existing rights, duties, obligations or restrictions of a Management Member that is not generally applicable to all Members shall require the approval of such Management Member.

        17.2    Power of Attorney.    Each Member hereby irrevocably appoints the Member holding the greatest Percentage Interest as its true and lawful attorney-in-fact, with full power and authority, on behalf and in the name of such Member, to execute, acknowledge, swear to and file pertinent instruments (a) in connection with any amendment to this Agreement approved in accordance with this Article 17, (i) to admit additional or Substitute Members as authorized by this Agreement, and (ii) in any other respect, provided there has been compliance with this Agreement with respect to the amendment in question, and (b) required of the Company by applicable law.

ARTICLE 18
MISCELLANEOUS

        18.1    No Registration of Membership Interests.    Each Member agrees that the Membership Interests being issued hereunder to the Members may be securities and that such Membership Interests have been issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), or registration or qualification under any state securities or "Blue Sky" laws, in reliance on exemptions from those registration and qualification provisions. Each Member represents and warrants to the Company that it has acquired or is acquiring its Membership Interests for investment purposes only and without any view toward or intent to dispose of or distribute such Membership Interests or any interest therein. Each Member also agrees that, in the absence of an applicable exemption from registration and qualification, neither the Membership Interests, nor any interest therein may be transferred without registration under the Securities Act and registration or qualification under applicable state securities or "Blue Sky" laws.

        18.2    Exhibits.    Each of the Schedules and Exhibits attached to this Agreement are incorporated herein by reference and expressly made a part of this Agreement for all purposes. References to any Schedule or Exhibit in this Agreement shall be deemed to include this reference and incorporation.

        18.3    Severability.    If any provision of this Agreement or portion thereof, or the application of such provision or portion thereof to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision or portion thereof to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

        18.4    Successors and Assigns.    Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs executors, administrators and successors, and all other persons hereafter having or holding an interest in this Company, whether as Assignees, Transferees, Substitute Members, Additional Members or otherwise.

        18.5    Governing Law.    This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the internal laws, and not the laws pertaining to choice or conflict of laws, of the State of Delaware. Each Member consents to the exclusive jurisdiction of the federal and state courts located in Wilmington, Delaware with respect to any litigation arising under or related to this Agreement.

        18.6    Counterparts.    This Agreement may be executed by original or facsimile signature in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

        18.7    No Third Party Beneficiaries.    The provisions of this Agreement shall not be for the benefit of, nor shall they be enforceable by, any Person who is not an Assignee or a party to this Agreement.

        18.8    Notices.    Except as expressly provided otherwise in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the Person, postage prepaid, and registered or certified with return receipt requested, or by delivering that writing to the Person in person, by courier, or by facsimile transmission. If mailed or delivered by courier, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, or when deposited with a reputable overnight courier, addressed to the Person at its address as it appears in the records of the Company. If given by facsimile transmission, such notice shall be deemed to be given when upon receipt of confirmation of a successful facsimile transmission to the facsimile number of the Person as it appears in the records of the Company. If given personally or otherwise than by mail, courier or facsimile transmission, such notice shall be deemed to be given when either handed to the Person or delivered to the Person's address as it appears in the records of the Company. All notices, requests, and consents to be given to a Member must be sent or delivered to the address given for that Member as reflected in this Agreement or such other address as that Member may specify by written notice to the Company and to the other Members. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

        18.9    Spouses.    The Spouses signatory hereto hereby acknowledge that they are fully aware of, understand, and fully consent and agree to the provisions of this Agreement and its binding effect on any interest that each Spouse may have by reason of marriage to a Member in any Membership Interests held by that Member. Any obligation of a Member or his estate or legal representative to sell of offer to sell his Units under the terms of this Agreement includes an obligation on the part of that Spouse to sell or offer to sell any interest she may have in the same manner.

        18.10    Entire Agreement; Interpretation.    This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior understandings between them with respect to said subject matter, and specifically, but without limiting the foregoing, supersedes and replaces that certain Limited Liability Company Agreement of Hiland Partners GP Holdings, LLC dated as of                        , 2006. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein. This Agreement is not to be interpreted for or against any Member or the Company, and no Person will be deemed the draftsperson of this Agreement.

        [Signature pages follow.]

        IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement effective as of the Effective Date.

HILAND PARTNERS GP HOLDINGS, LLC

By:
Name:	Randy Moeder
Title:	Chief Executive Officer and President
CLASS A MEMBERS:
HH GP HOLDING, LLC

By:
Name:	Harold Hamm
Title:	Chief Executive Officer

RANDY MOEDER

KEN MAPLES

SPOUSES:

Name:

Name:

SCHEDULE A

SCHEDULE OF MEMBERS

Members	Percentage Interest
Ken Maples
Randy Moeder
HH GP Holding, LLC

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TABLE OF CONTENTS
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HILAND PARTNERS GP HOLDINGS, LLC, A DELAWARE LIMITED LIABILITY COMPANY
ARTICLE 1 DEFINITIONS AND CONSTRUCTION
ARTICLE 2 ORGANIZATION
ARTICLE 3 CAPITAL AND CAPITAL ACCOUNTS
ARTICLE 4 DISTRIBUTIONS
ARTICLE 5 ALLOCATIONS
ARTICLE 6 MEETINGS OF MEMBERS
ARTICLE 7 MANAGEMENT
ARTICLE 8 OFFICERS
ARTICLE 9 STANDARDS OF CONDUCT, LIABILITY AND INDEMNIFICATION
ARTICLE 10 TAXES
ARTICLE 11 TRANSFER OF MEMBERSHIP INTERESTS; ADMISSION OF SUBSTITUTE MEMBERS
ARTICLE 12 FORFEITURE OF MEMBERSHIP INTERESTS
ARTICLE 13 CO-SALE OBLIGATIONS
ARTICLE 14 PREEMPTIVE RIGHTS
ARTICLE 15 BOOKS OF ACCOUNT, RECORDS AND REPORTS
ARTICLE 16 DISSOLUTION AND TERMINATION OF THE COMPANY
ARTICLE 17 AMENDMENTS; POWER OF ATTORNEY
ARTICLE 18 MISCELLANEOUS
SCHEDULE A
SCHEDULE OF MEMBERS